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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2009	2008	2008	2007	2006	2005	2004
Earnings:
Income (loss) before income taxes	$(22,401)	$1,101	$375	$22,233	$26,507	$21,726	$11,677

Fixed Charges:
Interest on deposits	10,652	15,285	20,035	24,211	19,588	12,849	6,798
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	2,236	3,388	4,409	2,801	2,937	3,058	2,850
Rent expense interest factor(1)	623	688	905	881	792	801	853

Total fixed charges:
Including interest on deposits	$13,511	$19,361	$25,349	$27,893	$23,317	$16,708	$10,501
Excluding interest on deposits	$2,859	$4,076	$5,314	$3,682	$3,729	$3,859	$3,703
Ratio of earnings to fixed charges:
Excluding interest on deposits	-6.83	1.27	1.07	7.04	8.11	6.63	4.15
Including interest on deposits	-0.66	1.06	1.01	1.80	2.14	2.30	2.11

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on notes payable to subsidiary grantor trusts, repurchase agreements and other borrowings, and the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage deficiency for the nine months ended September 30, 2009 was $22,401,000, both excluding and including interest on deposits.

Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2009	2008	2008	2007	2006	2005	2004
Earnings:
Income (loss) before income taxes	$(22,401)	$1,101	$375	$22,233	$26,507	$21,726	$11,677

Fixed Charges:
Interest on deposits	10,652	15,285	20,035	24,211	19,588	12,849	6,798
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	2,236	3,388	4,409	2,801	2,937	3,058	2,850
Preferred stock dividends	1,517	—	222	—	—	—	—
Rent expense interest factor(1)	623	688	905	881	792	801	853

Total fixed charges:
Including interest on deposits	$15,028	$19,361	$25,571	$27,893	$23,317	$16,708	$10,501
Excluding interest on deposits	$4,376	$4,076	$5,536	$3,682	$3,729	$3,859	$3,703
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	-4.12	1.27	1.07	7.04	8.11	6.63	4.15
Including interest on deposits	-0.49	1.06	1.01	1.80	2.14	2.30	2.11

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on notes payable to subsidiary grantor trusts, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage deficiency for the nine months ended September 30, 2009 was $22,401,000, both excluding and including interest on deposits.

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  Exhibit 12.1
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS